Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
ENTRY INTO UTILITY INTERCONNECTION STUDY AGREEMENTS
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VACANT LAND PURCHASE AGREEMENT EXTENSION
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ENTRY INTO VACANT LAND PURCHASE AGREEMENT
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TERMINATION OF SOLAR POWER SYSTEMS SALES AGREEMENT
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ADJUSTMENT TO LOAN MECHANICS
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POSTING OF INTERCONNECTION FINANCIAL SECURITY

Vancouver, B.C. – February 13, 2013 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, on January 25, 2013, the Company’s wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a Facilities Study Agreement (the “FAS Agreement for Joshua Tree East 1”) with Southern California Edison (“SCE”). The FAS Agreement relates to Coronus’ application for interconnection service and the CREST tariff for a 1.5 MW solar PV system on the 56.03 acre parcel of vacant land, situated east of Joshua Tree, in the County of San Bernardino, California, Coronus acquired on June 30, 2011. The FAS Agreement sets forth the terms and conditions for SCE to perform a facilities study to determine the impacts that would result from interconnecting the PV system and the adequacy of SCE’s electrical system to accommodate it. In addition, SCE shall make a refined determination of the required interconnection facilities and distribution system upgrades, and any other modifications or additions that would be needed, to accommodate the PV system. The estimated cost of the study is USD $15,000. On entering into the FAS Agreement, Coronus paid SCE the USD $15,000 deposit.

The close of escrow for the Vacant Land Purchase Agreement (the “29-Palms Morongo Agreement”), entered into by Coronus, as reported in the Company’s News Releases of October 29, 2012, and January 7, 2013, has been extended. Additionally, the time allotted for board of director approval has also been extended. Further, Coronus has been replaced, as Purchaser, with the Company’s wholly-owned subsidiary Coronus 29-Palms Morongo LLC. Effective January 31, 2013, under the 29-Palms Morongo Agreement, the close of escrow has been extended to March 31, 2013, and the 29-Palms Morongo Agreement is now subject to Coronus 29-Palms Morongo LLC’s board of director approval on or before March 24, 2013. The Company sought the extension because it requires additional time to determine whether the property will be suitable for a solar photovoltaic development under the California Public Utilities Commission’s feed-in tariff program for small generators.

On February 8, 2013, Coronus entered into a Vacant Land Purchase Agreement (the “Apple Valley East Re-Site Agreement (McGee)”). Under the Apple Valley East Re-Site Agreement (McGee), Coronus agrees to acquire a 8.91 acre parcel of vacant land, situated east of Apple Valley, in the County of San Bernardino, California, from the McGee Living Trust. The purchase price is USD $100,000. Close of escrow is February 28, 2013. Coronus deposited USD $10,000 into escrow and agrees to deposit an additional USD $90,000 within sufficient time to close escrow. The Apple Valley East Re-Site Agreement (McGee) is contingent on the clear transfer of title.

On January 31, 2013, the parties amended the mechanics of the draw dates and amounts under the Loan the Company entered into with Clean Focus on December 20, 2012. The Company first reported the Loan in the Company’s News Release of January 7, 2013.  Pursuant to a schedule of draw dates and amounts, Coronus was to request advances, in whole or in part, of up to the maximum amount of the Loan (each an “Advance”). The schedule of draw dates and amounts was as follows: USD $1,500,000 within two business days of signing of the Note and related loan documents; USD $500,000 on January 6, 2013; USD $1,000,000 on January 31, 2013; and USD $1,000,000 on February 28, 2013. On December 26, 2012, Coronus received the first Advance of USD $1,500,000, and on January 4, 2013, Coronus received the second Advance of USD $500,000. Under the amended mechanics, Coronus is to provide Clean Focus with invoices, supportive of the schedule, and Clean Focus is to make the required payments direct to the payee, when due. The Company amended the mechanics of the draw dates and amounts to facilitate Clean Focus’ reporting with the U.S. Citizenship and Immigration Services, as the source of the Loan is EB-5 immigrant investor funds. All other aspects of the Loan mechanics remain unchanged. Accordingly, consistent with the original agreement with Earthlight, Coronus paid Earthlight its fee equal to 3%, or $30,000, of the originally scheduled principal amount of the third Advance.

On February 10, 2013, the Company terminated the sale agreement for utility-scale, ground-mount, solar photovoltaic (PV) power systems (the “Aegis Solar Power System Sales Agreement”) with Sycamore Physicians Partners LLC and Aegis Energy Partners LLC (collectively, the “Buyer”). The Company first reported the Aegis Solar Power System Sales Agreement in the Company’s News Release of January 7, 2013.  The Aegis Solar Power System Sales Agreement was subject to Belectric approval. The Company failed to obtain the Belectric approval, as required.

On February 1, 2013, pursuant to the SCE interconnection request for solar PV project Coronus 29-Palms North 1, Coronus posted with SCE the second interconnection financial security, in the amount of USD $14,750. This amount was determined by the results of the Combined System Impact and Facility Study Agreement Coronus entered into with SCE on June 16, 2011, which the Company first reported in the Company’s News Release of June 21, 2011.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.